                                  EXHIBIT 11
                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES
        COMPUTATION OF EARNINGS PER SHARE AND COMMON STOCK EQUIVALENTS

                                            YEAR ENDED DECEMBER 31,
                                       ---------------------------------
                                          1993       1994       1995
                                       ---------- ---------- -----------
Primary:
Pro forma net income ap-
 plicable to primary earn-
 ings per common share................ $  843,795 $  278,078 $ 1,002,462
                                       ========== ========== ===========
Common stock and common
 stock equivalents:
Weighted average shares of
 common stock outstanding
 during the year (includ-
 ing retroactive effect of
 1995 one-for-one stock
 dividend)............................  3,163,000. 3,947,178   7,274,046
Common stock equivalents
 (stock options and war-
 rants)...............................                34,435     402,356
                                       ---------- ---------- -----------
Total common stock and
 common stock equiva-
 lents................................  3,163,000  3,981,613   7,676,402
                                       ========== ========== ===========
Primary pro forma net in-
 come per common share................ $     0.27 $     0.07 $      0.13
                                       ========== ========== ===========
Fully Diluted:
Pro forma net income ap-
 plicable to primary earn-
 ings per common share................ $  843,795 $  278,078 $ 1,002,462
Add back interest expense
 on convertible deben-
 tures, net of tax ef-
 fect.................................                 9,000      32,400
                                       ---------- ---------- -----------
Adjusted pro forma net in-
 come applicable to fully
 diluted earnings per com-
 mon share............................ $  843,795 $  287,078 $ 1,034,862
                                       ========== ========== ===========
Common stock and common
 stock equivalents:
Shares used in calculating
 primary earnings per com-
 mon share............................  3,163,000  3,981,613   7,676,402
Shares on conversion of
 debentures...........................               200,000     200,000
Other.................................                31,554       2,666
                                       ---------- ---------- -----------
Total common stock and
 common stock equivalents
 on a fully diluted ba-
 sis..................................  3,163,000  4,213,167   7,879,068
                                       ========== ========== ===========
Fully diluted pro forma
 net income per common
 share................................ $     0.27 $     0.07 $      0.13
                                       ========== ========== ===========

  Note: Fully diluted pro forma net income per common share is not presented in FPA's Consolidated Statements of Operations as the difference from primary pro forma net income per common share is less than 3%.